Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of NanoVibronix, Inc. on Form S-8 of our report dated April 15, 2021, with respect to our audits of the consolidated financial statements of NanoVibronix, Inc. and Subsidiaries as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, appearing in the Annual Report on Form 10-K of NanoVibronix, Inc. for the year ended December 31, 2020.

/s/ Marcum llp
Marcum llp
New York, NY
September 2, 2021